Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Teletouch Communications, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	75-2556090
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

110 N. College, Suite 200

Tyler, Texas 75702

(Address of Principal Executive Offices and Zip Code)

1994 Stock Option and Appreciation Rights Plan

(Full Title of the Plans)

J. Kernan Crotty

Chief Financial Officer and Assistant Secretary

Teletouch Communications, Inc.

110 N. College, Suite 200, Tyler, Texas 75702

(Name and Address of Agent For Service)

(903) 595-8800

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Ralph V. De Martino, Esq.

Dilworth Paxson LLP

1818 N Street, NW, Suite 400

Washington, DC 20036

(202) 452-0900

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee

Common Stock, $.001 Par Value	1,000,000 shares(1)	$0.83(2)	$830,000(2)	$80.90

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, an indeterminate amount of additional shares of Common Stock, which may become issuable pursuant to the anti-dilution provisions of the 1994 Stock Option and Appreciation Rights Plan are also being registered hereunder.
(2)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices reported on the American Stock Exchange within five business days prior to the filing of this registration statement.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I of the registration statement will be sent or given to employees, officers, directors, and other eligible persons under the 1994 Stock Option and Appreciation Rights Plan (the “1994 Plan”) of Teletouch Communications, Inc., a Delaware corporation (the “Company”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). The 1994 Plan grants options to purchase shares of common stock of the Company. These options and the underlying shares of common stock are the subject of this registration statement. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of the registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8 taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

A copy of the documents or portions of documents containing the information specified in Part I will be provided to employees, officers, directors and others eligible to participate in the 1994 Plan at such time as those persons become participants in the 1994 Plan, or as soon as practicable after the date this Form S-8 is filed with the SEC, which ever is later. Moreover, upon written or oral request, the Company shall provide to eligible persons under the 1994 Plan, any document or part thereof incorporated by reference in Item 3 of Part II of the registration statement (which are incorporated by reference in this Section 10(a) prospectus), or other documents required to be delivered to eligible persons pursuant to Rule 428(b). Such requests may be made to the attention of the following person:

J. Kernan Crotty

Teletouch Communications, Inc.

110 N. College, Suite 200

Tyler, Texas 75702

(903) 595-8800

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, including any amendments thereto, filed by the Company with the SEC are incorporated by reference in this registration statement and shall be deemed to be a part hereof from the date of filing of such documents.

(a)	The Company’s latest annual report, whether or not filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”).
(b)	All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold.
(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covering documents referred to in paragraph (b) above.
(d)	The description of the Company’s common stock contained in the Company’s registration statement on Form SB-2 filed pursuant to the Securities Act (File No. 333-15527) and reports filed for the purpose of updating that description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

The law firm of Dilworth Paxson LLP has rendered an opinion regarding the legality of the shares of Common Stock registered hereunder. Susan Stranahan Ciallella, a member of Dilworth Paxson LLP, is a member of the Board of Directors of the Company. On September 12, 2003, Ms. Ciallella was the beneficial owner of 10,000 shares of Common Stock which are exclusively shares of Common Stock issuable upon exercise of certain options.

Item 6.	Indemnification of Officers and Directors.

The Company’s certificate of incorporation, as amended (the “Certificate of Incorporation”) and by-laws, as amended (the “By-Laws”) contain certain provisions permitted under the General Corporation Law of Delaware, as amended (the “Delaware GCL”) which eliminate the personal liability of directors for monetary damages for a breach of the director’s fiduciary duty, except for: (i) breach of a director’s duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the unlawful payment of dividends, stock purchase or stock redemption, or (iv) any transaction from which the director derives any improper personal benefit. The Certificate of Incorporation and By-Laws also contain provisions indemnifying the Company’s directors, officers and employees to the fullest extent permitted by the Delaware GCL and empowers the Company to purchase and maintain insurance on behalf of any such person.

The Company has expressly not opted out of, and is therefore subject to, Section 203 of the Delaware General Corporation Law regulating “business combinations” between Delaware corporations and “interested stockholders” (defined generally as persons who have acquired 15% of a corporation’s stock). Under this provision, a corporation subject to Section 203 may not engage in any business combination with any interested stockholder for a period of three years from the date such person became an interested stockholder unless certain conditions are satisfied. This provision may also have the effect of delaying or preventing a change in control of the Company.

The Company previously entered into indemnification agreements with certain officers and directors of the Company for indemnification against expenses (including attorneys’ fees, through all proceedings, trials, and appeals), judgments, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative, arising from any actual or alleged breach of duty, neglect, effort, or other action taken or omitted, solely in the capacity as an officer and/or a director of the Company; provided that no indemnification will be made in respect of any acts or omissions: (1) involving gross negligence or willful misconduct, (2) involving libel or slander, or (3) based upon or attributable to gaining, directly or indirectly, any profit or advantage to which he or she was not legally entitled.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company’s directors and officers are also insured against certain liabilities under a directors and officers liability insurance policy maintained by the Company.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith as part of this registration statement and are specifically incorporated herein by reference:

Exhibit No.	Description
4	1994 Stock Rights and Appreciation Rights Plan (1)
5	Opinion of Dilworth Paxson LLP as to the legality of securities being registered (1)
23.1	Consent of Ernst & Young LP (1)
23.2	Consent of Dilworth Paxson LLP (included in Exhibit 5)
24	Power of Attorney (included in signature page)

(1)	Filed herewith.

Item 9.	Undertakings.

The Company hereby undertakes:

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tyler, Texas on September 15, 2003.

TELETOUCH COMMUNICATIONS, INC.
/s/	J. Kernan Crotty
Name: J. Kernan Crotty
Title: President, Chief Financial Officer

Power of Attorney

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Each of the undersigned officers and directors of the Registrant whose signature appears below, hereby appoints J. Kernan Crotty and Douglas E. Sloan, jointly and individually, as attorneys-in-fact for the undersigned with full power of substitution, to execute in his or her name and on behalf of such person, individually, and in each capacity stated below, this Registration Statement on Form S-8 and one or more amendments (including post-effective amendments) to this Registration Statement and any related registration statement under Rule 462(b) under the Securities Act of 1933 as the attorney-in-fact shall deem appropriate, and to file any such amendment (including exhibits thereto and other documents in connection herewith) to this Registration Statement on Form S-8 or Rule 462(b) registration statement with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT M. MCMURREY Robert M. McMurrey	Chairman of the Board	September 15, 2003

/s/ J. KERNAN CROTTY J. Kernan Crotty	President, Chief Financial Officer, principal executive officer and principal financial officer, Director	September 15, 2003

/s/ CLIFFORD E. MCFARLAND Clifford E. McFarland	Director	September 15, 2003

/s/ HENRY Y.L. TOH Henry Y.L. Toh	Director	September 15, 2003

/s/ MARSHALL G. WEBB Marshall G. Webb	Director	September 15, 2003

/s/ SUSAN STRANAHAN CIALLELLA Susan Stranahan Ciallella	Director	September 15, 2003